[BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]

                              December 30, 1998

The Macerich Company
233 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

     Re:    Registration Statement on Form S-8
            dated December 30, 1998
            ----------------------------------

Ladies and Gentlemen:

     We have served as Maryland counsel to The Macerich
Company, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 150,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued by the Company in connection with The Macerich Property Management Company Profit Sharing Plan, Amended and Restated Effective as of February 1, 1999 (the "Plan"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

     1. The Registration Statement, to be filed with the Securities and Exchange Commission (the "Commission"), pursuant to the 1933 Act, in the form to be transmitted by the Company to the Securities and Exchange Commission (the
"Commission") under the 1933 Act;

     2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

     3. The Bylaws of the Company, certified as of a recent date by its Secretary;

     4. Resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company;

     5. A specimen of the certificate representing a share of Common Stock, certified as of a recent date by the Secretary of the Company;

     6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

     7. A certificate executed by Richard A. Bayer,
Secretary and General Counsel of the Company, dated the date hereof;

     8. An unexecuted copy of the Plan; and

     9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

     1. Each individual executing any of the Documents on behalf of such individual or any other person is duly authorized to do so.

     2. Each individual executing any of the Documents, whether on behalf of a party (other than the Company) is legally competent to do so.

     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable with all stated terms.

     4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, or waiver of any of the provisions of the Documents, by action or omission of the parties or otherwise. The form and content of the Plan submitted to us as an unexecuted draft do not differ in any material respect relevant to this opinion from the form and content of the Plan as executed or delivered.

     5. The outstanding shares of stock of the Company have not been and will not be transferred in violation of any restriction or limitation contained in the Charter. The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

     The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. The Shares have been duly authorized for issuance pursuant to the Plan and, when and if issued and delivered against payment therefor in the manner described in the Plan, will be (assuming that the sum of (i) all shares of Common Stock issued as of the date hereof, (ii) any shares of Common Stock issued between the date hereof and any date on which the Shares are actually issued or reserved for issuance(not including the shares) and (iii) the Shares, will not exceed the total number of shares of Common Stock that the Company is then authorized to issue) validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or real estate syndication. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than O'Melveny & Myers LLP, counsel to the Company) without, in each instance, our prior written consent.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                              Very truly yours,
                              /s/ Ballard Spahr Andrews & Ingersoll LLP

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